Exhibit 107

Filing Fee Table

           F-1

(Form Type)

KNOREX LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price(1)	Fee Rate	Fee
Fees to Be Paid	Equity	Class A Ordinary shares, par value US$0.0005 per share(2)	Rule 457(a)	3,450,000	$4.75	$16,387,500	0.00015310	$2,508.93
		Class A Ordinary shares, par value US$0.0005 per share(3)	Rule 457(c)	1,417,250	$4.75	$6,731,938	0.00015310	$1,030.66
		Representative’s Warrants(4)	Rule 457(g)	-	-	-	-	-
		Class A Ordinary shares, par value US$0.0005 per share underlying Representative’s Warrants	Rule 457 (o)	172,500	$5.94	$1,024,219	0.00015310	$156.81
	Total Offering Amounts					24,143,656		$3,696.39
	Total Fees Previously Paid							$2,594.89
	Total Fee Offset							$2,594.89
	Net Fee Due							$1,101.50

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes ordinary shares that may be purchased by the underwriters pursuant to their option to purchase additional ordinary shares to cover over-allotment, if any.

(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by resale shareholders of the Registrant of up to 1,417,250 Class A ordinary shares previously issued to the resale shareholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(4)	We have also agreed to grant the Representative or its designee warrants (the “Representative’s Warrants”) covering an aggregate number of Class A Ordinary Shares equal to 5% of the total number of Class A Ordinary Shares sold in this offering. The Representative’s Warrants will have an exercise price per share equal to 125% of the initial public offering price of the Class A Ordinary Shares sold in this offering.